EXHIBIT 21. SUBSIDIARIES OF THE REGISTRANT

Royal Palms Motel, Inc. - 100% owned by Security Land and Development Corporation. Incorporated in Georgia. Holds title to 0.85 acres of land in Richmond County, Georgia.

SLDC, LLC – 100% owned by Security Land and Development Corporation. Organized in Georgia as a limited liability company. Holds title to 0.71 acres of land in Columbia County, Georgia.

SLDC2, LLC - 100% owned by Security Land and Development Corporation. Organized in Georgia as a limited liability company. Holds title to 18.46 acres in North Augusta, South Carolina.

SLDC III, LLC – 100% owned by Security Land and Development Corporation. Organized in South Carolina as a limited liability company. Holds title to .92 acres in North Augusta, South Carolina.